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                                                                    Exhibit 11.1



                              INFOSEEK CORPORATION
                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                                   (UNAUDITED)
                    (In thousands, except per share amounts)

                                                Three Months Ended             Nine Months Ended
                                                    September30,                  September 30,
                                                1996           1995            1996            1995
                                              ----------------------        -----------------------
Net Loss                                      $(3,696)       $  (667)       $(11,986)       $(1,710)

Weighted average common shares
outstanding during the period                  25,931          3,628          11,642          3,697

Shares related to SAB No. 55,64
and 83                                             --         12,483           4,161         12,483

Conversion of preferred stock not
included in shares related to SAB
No. 55, 64, and 83                                 --          9,700           4,534          9,700
                                              -------        -------        --------        -------

Total shares used in net loss per share        25,931         25,811          20,337         25,880

Net loss per share                            $ (0.14)       $ (0.03)       $  (0.59)       $ (0.07)